December 8th, 2020

Dr. Mahkam Zanganeh
[**]

Email: [**]

Re: Offer of Employment
Dear Maky:
We are delighted to offer you the position of Chief Operating Officer at Summit Therapeutics Inc. (“the Company”). Your start date was November 22, 2020. We trust you will bring the same knowledge, skills and experience you have provided to our Board of Directors to bear on your new role as an officer of the Company. This offer letter, together with the appendices attached hereto, sets forth the details of your employment and we would ask you to read through each of the sections and sign where indicated to accept this offer.
An overview of the terms of your employment and compensation is set out below and in Appendix 1, Appendix 2, and Appendix 3.
Title: Chief Operating Officer. This position is classified as an exempt position under the Fair Labor Standards Act (“FLSA”).
Reporting relationship: Position reports to CEO.
Job Duties: You will be expected to perform those duties and responsibilities commonly associated with your position as Chief Operating Officer, as well as other duties commensurate with your position as may be requested by the Company from time to time.
Base Salary: Your initial salary will be four hundred and fifty thousand US dollars ($450,000.00) on an annual base salary subject to deductions for taxes and other withholdings as required by law or the policies of the Company, and payable in accordance with the Company’s normal monthly payroll schedule. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.
Eligibility for Bonuses and Bonus Potential: Please refer to the terms set out in Appendix 2.

5630282-1

Benefits: Please refer to the details in Appendix 2. Employee contributions for benefits will be determined annually and may be subject to change from time to time.
Expense Reimbursements: Please refer to the details in Appendix 2.
Vacation and Sick Time: Please refer to the details in Appendix 2.
Confidentiality and Non-Solicitation Agreement: A condition precedent of your employment is execution of the Confidentiality and Inventions Agreement (see Appendix 3), which must be signed promptly. You may not participate in any consulting activities during your employment with the Company, without Board approval and you must at all times abide by your fiduciary obligations to the Company and your obligations relating to confidentiality.
In addition, as a Company employee, you will be expected to abide by the Company’s policies and procedures at all times. You remain subject to the Non-Executive Director agreement between you and the Company relating to your continued service as a director. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data, and other electronic files, and all internet and email use) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.
Based on the representations that you have made, the Company understands that you are under no restrictions, including any contractual restrictions, prohibiting you from entering into an employment relationship with the Company and performing all of the duties of your position as Chief Operating Officer. As an employee, you will comply with any confidentiality, non-competition and non-solicitation agreements you may have signed with previous employers and you represent that any such agreements will not affect your abilities to perform your responsibilities on behalf of the Company. You agree to indemnify and hold the Company harmless for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments and alleged violations of the same made by any former employer.
This written offer supersedes any oral or written representations made to you during the interview process by any representative of the Company. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and in no way shall alter the Company’s policy of employment at will.
We look forward to working with you as an employee and sincerely believe this position offers an excellent opportunity for you to make a significant contribution to our organization as well as to enhance your own career.

5630282-1

To accept this offer, please sign below and return a copy to the undersigned no later than December 21st, 2020.
Sincerely,
Robert W. Duggan
CEO

5630282-1

ACCEPTANCE
I, Mahkam Zanganeh , accept the terms and conditions of the above offer of employment.
Accepted by: Mahkam Zanganeh
Signature: /s/ Mahkam Zanganeh 11/22/2021
                        Signature / DateAppendix 1

5630282-1

Details of Employment Offer
These terms are incorporated into and made a part of the employment offer from the Company to Dr. Mahkam Zanganeh.
You understand and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and you will not knowingly become involved in a conflict of interest with the Company. In addition, you will comply with all of the Company’s rules issued from time to time.
The Company is an at-will employer. This means that your employment with the Company is voluntarily entered into and you are free to resign at any time, with or without notice. Similarly, the Company is free to conclude the employment relationship at any time, for any lawful reason or no reason and with or without notice. Accordingly, there is no promise that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. No supervisor or manager of the Company is authorized to make any oral or written representations that alter this “at-will” relationship. Any exception to this “at-will” relationship must be approved by me or by my designee in writing.
Your employment is contingent upon satisfactory proof that you are legally authorized to work in the United States. All individuals who are offered employment are required to submit proof of their identity and employment authorization. The Company may obtain background check reports both pre-employment and from time to time during your employment with the Company, as necessary.
Other than the Confidentiality, Inventions, and Non-Solicitation Agreement, this offer letter is the entire agreement between you and the Company and no other verbal or written agreements, promises or representations that are not specifically stated in this offer are or will be binding upon the Company and were not detrimentally relied upon by you in deciding whether to accept this offer. Any changes to the terms and conditions in this offer letter are effective only if signed by a duly authorized agent of the Company. The resolution of any disputes under this offer letter will be governed by California law.

5630282-1

Appendix 2
Summary of Compensation and Benefits

1. Salary:	Annual gross base salary of US $450,000.00 payable by direct deposit in accordance with the Company’s normal bi-monthly payroll schedule.
2. Bonus:	Each calendar year of your employment, you shall be eligible to receive a discretionary bonus in an amount to be solely determined by the Company of up to forty-five percent (45%) of your annual base salary, payable in accordance with the Company’s normal payroll practices. Your bonus eligibility starts from 2021`. Factors considered by the Company in determining the discretionary bonus include your performance and the performance of the Company. Because retention is an important reason for the Company’s implementation of an annual bonus system, you must be employed by the Company on the date of the bonus payout to be eligible to receive a bonus, if such discretionary bonus is awarded.
3. Vacation, Sick, & Holidays:	You shall receive paid vacation, sick, and holidays according to the Company’s policies for similarly situated executives and as required by state and local law. Notwithstanding the above, you shall always be entitled to at least 4 weeks of vacation per year (accruing 1.66 vacation days per month) and may, according to Company Policy, carry over days of accrued but unused vacation day benefits earned in one year into the next year. Upon termination of your employment for any reason, you will be paid for any accrued but unused vacation day benefits, but not sick time.
4. Insurance and Retirement Plans:	You shall be entitled to participate in the Company’s group insurance plans for its employees (“Group Insurance”), which includes Healthcare, Dental, Life and Disability Plans for which Company and employee contributions will be determined annually. You shall also be entitled to participate in a 401k ‘Safe Harbor’ retirement plan. Details of these benefit plans will be provided.
5. Board Service:	While serving as an officer, you shall not receive compensation otherwise owed to you in your capacity as a member of the Board. However, all Board fees paid through the date of the commencement of your employment as an officer shall be retained. Any and all options granted to you as compensation for your service as a Board member shall be retained and shall continue to vest in accordance with their terms.

5630282-1

6. Stock Option:	You have received options to purchase up to 2,400,000 shares of the Company’s Common Stock. The vesting will be four equal annual installments, with the initial vesting period being November 22, 2021, and then on the next three anniversary’s of such date. Vesting during each annual period will be subject to satisfaction of performance conditions as determined by the Board or at the Board’s election, the Compensation Committee (the “Committee”). Performance conditions may be determined by the Board or the Committee to be met in whole or in part, and if determined to be met in part, a pro rata portion of options shall vest in any annual period. Following the Committee’s review in connection with the vesting date for an annual period, all Unvested Options not otherwise determined to vest by the Board or the Committee shall terminate. The Company shall provide you with additional details and documentation regarding the options, including the terms and conditions governing eligibility, entitlement to and receipt of title. All stock option awards are subject to the approval of the Board in their absolute discretion.
7. Expense & Mileage Reimbursement:	You shall be reimbursed in accordance with Company policy in effect from time to time.

Please note that the terms and conditions of your employment, including the bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such bonus and benefit plans, may be changed by the Company at any time without advance notice.

5630282-1

Appendix 3
SUMMIT CORPORATION

CONFIDENTIALITY, INVENTIONS, NON-COMPETE AND
NON-SOLICITATION AGREEMENT

I, Dr. Mahkam Zanganeh, have been advised that the success and growth of Summit Corporation and any U.S. subsidiary (jointly the “Company”), depends, to a significant degree, on the development, ownership, use and protection of commercially valuable technical and non-technical information. It is important to the Company that all such information which heretofore has been developed or may be developed in the future by the Company, by me or other Company employees, be protected. Accordingly, as a condition to, and in connection with, my employment or continued employment by the Company, I acknowledge and agree to the following:

1.    CONFIDENTIALITY AND NON-DISCLOSURE

1.1    Access to Confidential information

    As a valued employee of the Company, I understand that I will receive, observe, have access to, or be involved in the conception, discovery or development of, information, products or processes which the Company considers to be a trade secret, or confidential, proprietary information, including, but not limited to, ideas, functions, Inventions (as subsequently defined), analysis, protocols, benchmarks, modeling, projects, specifications, devices, new product formulations, improvements on existing products, software, codes, formulas, logarithms, distribution methods, know-how, systems, techniques, research and development, schematics or technical documentation, marketing strategies, customer and supplier lists, anticipated customer requirements, pricing, unpublished financial or accounting or tax information, information about potential acquisitions, divestitures and investments, business trends or projections, employee personal information and/or any other information relating to the Company its affiliates and their domestic or international business (hereinafter, individually or collectively, referred to as “Confidential Information”).

1.2    Nondisclosure/Non-Use of Confidential Information

    I agree that, during the period of my employment by the Company and after the termination of my employment for any reason, I will not, without the express prior written consent of the Company, disclose to any person, firm, corporation or other entity, or seek to use for my own benefit or for the benefit of any third party, such Confidential Information. However, this restriction shall not apply and I will be released from the same with respect to that information, but only that specific information: which

(a)    which has already become public by publication or otherwise, through no fault or conduct of mine, or others acting on my behalf or in concert with me; or

5630282-1

(b)    to the extent expressly permitted by Section 6 herein or as otherwise to the extent expressly permitted by applicable law.

1.3    Nondisclosure/Non-Use of Third-Party Confidential Information

    I recognize that, in connection with my employment responsibilities, I may gain access to information which third parties (such as customers or suppliers of the Company) deem to be their trade secrets or confidential, proprietary information and which has been disclosed, in confidence, to the Company (“Third-Party Information”). During the period of employment by the Company and after the termination of employment for any reason, I agree that I will not disclose to any person, firm, corporation or other entity, or seek to use for my own benefit or for the benefit of any third party, any such Third-Party Information.

1.4    Competitive Intelligence

I recognize that the Company has a legitimate business goal to be the leading competitor in the marketplace. I understand that any information that I obtain about the Company’s competitors must be obtained lawfully. I understand that the Company will not seek or accept any confidential or competitive information obtained through misrepresentation, coercion, illegal or improper means. Further, I understand that if I obtain information in this manner, the Company will terminate my employment.

1.5    Return of Company Property

    I agree that all Company information and any tangible property (whether or not constituting Confidential Information) to which I am given access to, or which is developed by me, during the period of my employment shall be and shall remain the exclusive property of the Company and shall, upon the termination of my employment or on demand by the Company, be surrendered to the Company, together with all copies, abstracts or excerpts, including any computer files or other materials which embody or which may disclose such information, etc. I further agree that I shall return to the Company any originals or duplicates of any tangible or intangible Company property.

2.    INVENTIONS

2.1    I agree that the Company shall be the exclusive owner of any improvement, development, idea, design, modification, formulation, know-how, trade secret, research, discovery or invention (hereinafter collectively called “Inventions”), whether patentable or not, (and the same shall be considered a “work made for hire” for the Company by me), which I conceive, make, develop, or improve, during my employment, either solely or jointly with others, whether during or outside of normal working hours, and relating to any project, method, functions, analysis, protocols, benchmarks, modeling, specifications, devices, new product formulations, re-formulations, improvements on existing products, software, codes, source codes, formulas, logarithms, distribution methods, systems,

5630282-1

techniques, research and development, schematics or technical documentation that is used, sold or is under development or consideration by the Company (hereinafter called the “Company Products”) now or at any time during the course of my employment, or which are now used in, or in the future might be particularly adapted to, the production, use, sale or development of any of the Company’s Products, and I will immediately disclose the same in writing to the President of the Company or other person duly designated by the Company.

I further agree that I will promptly disclose such Inventions to the Company and will assign to the Company all of my rights, title and interests in and to such Inventions and will perform all acts and execute all assignments and other documents necessary to establish the Company’s exclusive title and rights to such Inventions, as well as all patent, trademark or copyright applications and assignments of the same as may be required by the Company in connection therewith without additional compensation. In the event that my employment is terminated, for any reason whatsoever, I agree to assist the Company in pursuing and obtaining appropriate patents, copyrights, and trademarks filings provided that, with respect to my post-termination cooperation, the Company will pay reasonable compensation and expense for my time.

2.2    Exceptions and Presumptions

    To the extent I have, or claim, any prior right to, or interest in, any trade secrets, confidential information or inventions that I do not wish to be covered by my obligations under this Agreement, including my agreement to disclose and assign to the Company all rights, title and interests thereto, I have fully listed all such trade secrets, confidential information and inventions in the attached Schedule “A”. I agree that, in the absence of a particular matter or item being listed on such Schedule A, I am not claiming, and will not claim, any rights with respect to such matter or item. Further, to the extent any such trade secret, confidential information or invention claimed, and is listed by me, on such Schedule A, my reserved rights will apply only to those specified matters, and will not extend to any improvements or derivations which may, during the course of my employment (and for six months thereafter) be made to, or be based upon, such scheduled matters.

Further, I understand that, in accordance with Section 2872 of the California Labor Code, I am not required to assign Inventions to the Company for which no equipment, supplies, facilities or trade secret or Confidential Information of the Company was used, and which was developed entirely on my own time, unless: (a) the Invention relates to the business of Company or to the Company’s actual or demonstrably anticipated research or development; or (b) the Invention results from any work performed by me for the Company.

The foregoing limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

5630282-1

    I further acknowledge that it is reasonable, and so agree, that any trade secret, confidential information or invention conceived, developed or claimed by me within six months after the termination of my employment with the Company, for any reasons whatsoever, shall be deemed to have been conceived or developed during the course of my employment by the Company, and shall be subject to this Agreement.

2.3    Binding Upon My Estate

    I understand that my obligations and the Company’s rights under this Agreement shall continue notwithstanding any termination or cessation of my employment with the Company, and that these obligations shall be binding upon my heirs, executors, assigns, or other legal representatives, and shall inure to the benefit of the Company, its parent/affiliates, and its successors and assignees.

3.    RESTRICTIONS ON SOLICITATION

3.1    Non-Solicitation: I agree that, during my employment by the Company and for a period of twelve (12) months after I cease my employment with the Company for any reason, I will not, directly or indirectly, (a) contact any of the Company’s customers, acquisition target or funding sources with whom I had contact while employed by the Company for the purpose of soliciting their business, directing them to anyone other than the Company for goods or services or as acquisition targets provided by the Company, or seeking funding for research or development in the field of Clostridium difficile and any other program or technology that the Company may develop or acquire during my employment or (b) solicit customers, acquisition targets or funding sources with whom I had contact while employed by the Company, either for my own account or on behalf of any Competing Business, to induce, or attempt to induce, any customer or acquisition target of the Company to refrain from contracting with the Company and/or to cancel or to fail to renew a contract with the Company.

3.2    Non-Solicitation Definitions:

3.2.1    “Competing Business” means any business entity of the type and character engaged in by the Company with respect to (i) research or development of therapeutics in the field of Clostridium difficile or any other program or technology that the Company may develop or acquire during my employment, or (ii) where the Competing Business, directly or indirectly, solicits, diverts, takes away, or attempts to solicit, divert or take away, customers or funding sources of the Company which, during the previous twelve (12) months prior to the cessation of my employment, contracted with the Company. Under the circumstances of my employment by the Company, I agree that these time, activity, customer and contact restrictions are reasonable.

4.    REMEDIES OF COMPANY

5630282-1

4.1    In the event of my breach of this Agreement, including, but not limited to, any circumstance under which I have already disclosed or used (or it appears likely or imminent that I will disclose or use) any Confidential Information, I agree that the Company would be irreparably damaged by reason of my breach, disclosure or use and, therefore, in addition to any other statutory, legal or equitable remedies to which the Company may be entitled, the Company shall have the right to obtain preliminary and/or permanent injunctive relief against me with respect to such breach, disclosure or use, and any such injunction may be without bond by the Company, any such bond requirement being hereby waived by me. I agree that any claim or cause of action that I may have against the Company arising out of my employment with the Company will not constitute a defense to the Company’s enforcement of this Agreement. Further, I agree to indemnify and hold the Company harmless from any loss or expense (including attorneys’ and other professionals’ fees and expert witness costs) that the Company incurs as a result of my breach of this Agreement. I further agree that in the event any violation hereunder is determined, the period of non-disclosure and non-solicitation shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated. Additionally, I acknowledge and agree that the non-disclosure and non-solicitation obligations herein are essential to the protection of the Company’s legitimate business interests and protection of its trade secrets and Confidential Information.

4.2    I understand and acknowledge that my disclosure or use of Confidential Information by me may expose me to civil and criminal liability under applicable laws, including, but not limited to, any applicable federal or state trade secret acts.

5.    SCOPE OF DISCLOSURE RESTRICTIONS

5.1    Nothing in this Agreement prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. I understand that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding my confidentiality and nondisclosure obligations, I acknowledge that the Company is hereby advising me as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5630282-1

6.    MISCELLANEOUS

6.1    Severability

    In the event a court of competent jurisdiction determines that any provision of this Agreement is unreasonable, invalid or unenforceable, the court has the power to alter the provisions to make them reasonable, valid and enforceable. Any such provision shall be independent and separate from all other provisions and the invalidity of any one or more such provisions shall not affect the enforceability of the other provisions in this Agreement. Additionally, although the Company and I believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other legitimate business interests of the Company; provided, however, that in the event that such reformation is judicially determined to be impermissible, the parties authorize the Court to strike any language necessary to make the limitations reasonable and not impose a restraint that is greater than necessary to protect the goodwill or other legitimate business interests of the Company. The Company and I agree that the remaining provisions of such applicable section shall be valid and binding as though any invalid or unenforceable provision had not been included.

6.2    Non-Disparagement

    I agree that I will not directly or indirectly say or do anything that would disparage, reflect negatively on, or call into question the Company’s business operations, products, reputation, business relationships, or the reputation of any past or present directors, officers, employees, agents or affiliates, parents or subsidiaries of the Company.

6.3    Governing Law/Jurisdiction

    This Agreement, the construction of its terms, and the interpretation of my rights, duties and obligations shall be governed by and construed in accordance with the substantive laws of the State of California, without regard to choice of law principles. I agree that any of my rights or obligations under this Agreement shall, upon election of the Company, be adjudicated in a state or federal court located in Massachusetts as to which I hereby submit to personal jurisdiction. If the Company so elects, such courts shall have exclusive jurisdiction over any and all disputes, claims or defenses arising out of, in relation to, or in connection with, this Agreement, and I agree that, I will not oppose any effort by the Company to dismiss, or to transfer to a state or federal court located in Massachusetts any action filed by me in any other court or jurisdiction.

6.4    Governing Agreement/Amendments/Waivers

5630282-1

    I agree that this Agreement is in addition to, and not in lieu of, any other obligations or agreements which I have entered into with the Company concerning the subject matter, except that, to the extent that any such agreement is inconsistent with the provisions of this Agreement, the provisions, of this Agreement shall govern. No amendment, modification or waiver of this Agreement, or any of its provisions, shall be effective, binding, or enforceable, unless in writing and signed by both parties to this Agreement. I acknowledge and agree that I have the right to consult with counsel prior to signing this Agreement.

6.5    Assignment

    My obligations under this Agreement are personal and shall not be assigned by me. This Agreement shall, however, be binding upon and inure to the benefit of the Company and its successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business. I expressly consent to be bound by the provisions of this Agreement for the benefit of any successor or assign of the Company without the necessity that this Agreement be re-signed, in which event “Company” shall be interpreted to include any successor or assign of the Company.

Acknowledged and agreed:

DR. MAHKAM ZANGANEH

By:    /s/ Mahkam Zanganeh

Name:    Mahkam Zanganeh

Title:    Chief Operating Officer

Date:    11/22/2020

Countersigned:

SUMMIT THERAPEUTICS

By:    /s/ Michael Donaldson

Name:    Michael Donaldson

5630282-1

Title:    Chief Financial Officer

Date:    11/22/2020

SUMMIT CORPORATION

5630282-1

CONFIDENTIALITY, INVENTIONS, NON-COMPETE AND
NON-SOLICITATION AGREEMENT

SCHEDULE “A”

    In accordance with Section 2 (INVENTIONS) of the above referenced Agreement, I claim prior rights to the following:

    (If none, initial here     /s/ Mahkam Zanganeh        )

DR. MAHKAM ZANGANEH

By:

Name:

Title:

Date:

5630282-1